SCHEDULE 14C INFORMATION

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(Name of Registrant as Specified in Its Charter)

Calvert Variable Series, Inc.

Social International Equity Portfolio

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CALVERT VARIABLE SERIES, INC.

SOCIAL INTERNATIONAL EQUITY PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social International Equity Portfolio (the "Fund"), a series of Calvert Variable Series, Inc. Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment adviser may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, both dated April 30, 2001, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about March 22, 2002.

Shareholders of the Fund of record at the close of business on February 28, 2002 ("record date") are entitled to receive this Information Statement.

As of February 28, 2002 the following shareholder owned of record 5% or more of the shares of the Fund:
Peoples Benefit Life Insurance Co.	Ameritas Variable Life Insurance Co.
Separate Account V, c/o Aegon USA	Separate Account VA-2, c/o Finance
FMD Accounting 4410	Attn: Mari Burch
4333 Edgewood Road, NE	5900 O Street
Cedar Rapids, IA 52499-0001	Lincoln, NE 68510-2252
owns 63.31% of shares	owns 9.62% of shares

Acacia National Life Insurance Co.	Acacia National Life Insurance Co.
Separate Account II, c/o Finance	Separate Account 1, c/o Finance
Attn: Mari Burch	Attn: Mari Burch
5900 O Street	5900 O Street
Lincoln, NE 68510-2252	Lincoln, NE 68510
owns 15.58% of shares	owns 9.06% of shares

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From the Fund's inception through March 8, 2002, the Fund's subadvisor had been Aberdeen Asset Management PLC ("Aberdeen")(formerly, Murray Johnstone International, Ltd.) Aberdeen's principal business office in the United States is 875 North Michigan Avenue, Suite 3415, Chicago, Illinois 60611.

The prior investment subadvisory agreement with Aberdeen as it relates to the Fund was dated May 3, 2001. Under the subadvisory agreement, Aberdeen received a fee from the Advisor based on a percentage of the Fund's average daily net assets of 0.45% of assets up to $250 million; 0.425% of the next $250 million in assets; and 0.40% of the assets in excess of $500 million. For the Fund's most recent fiscal year ended December 31, 2001, $65,073.58 in fees were paid to Aberdeen.

At a meeting of the Board of Directors held on March 7, 2002, acting pursuant to the exemptive order discussed above, the Board terminated Aberdeen as the subadvisor to the Fund effective March 8, 2002. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of high total return, with a goal of maximizing portfolio returns. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected, Grantham, Mayo, Van Otterloo & Co. LLC ("GMO") as the new subadvisor for the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

The Advisor's approach in selecting sub-advisors is to choose the manager that is the best fit for the Fund, with proven expertise in their investment area. As Calvert continues moving socially responsible investing to the mainstream, it is critical that the sub-advisors' strategies complement Calvert's philosophy and goals. Calvert thus selected GMO for its investment philosophy, disciplined strategy, and track record of delivering strong investment performance while limiting volatility and managing risk.

Investment Subadvisor. Grantham, Mayo, Van Otterloo & Co. LLC (40 Rowes Wharf, Boston, Massachusetts 02110) now serves as the investment subadvisor to the Social International Equity Portfolio. As of February 28, 2002, GMO had $23,074,209,262 in assets under management worldwide.

Thomas Hancock and Christopher M. Darnell co-head the portfolio management team for the Fund. Mr. Hancock joined the firm in 1995, serving as a research analyst. He became a member of the firm in 2000 and is currently engaged in global quantitative equities portfolio management. Prior to joining the firm, he was a research scientist at Siemens and a software engineer at IBM. Mr. Hancock attended Rensselaer Polytechnic Institute (B.S.) and Harvard University (Ph.D.).

Mr. Darnell joined the firm in 1979, serving as a research analyst. He became a member of the firm in 1984 and Head of Quantitative Research in 1996. He has also served as Chief Investment Officer of Quantitative Investment Products and Chairman of the U.S. Equity Investment Policy Group at GMO. Prior to joining the firm, Mr. Darnell attended Yale University (B.A.) and Harvard University (M.B.A.).

GMO's philosophy is to create a disciplined portfolio that uses fundamental investment principles and quantitative applications to provide broad international equity exposure, while controlling risk relative to the MSCI EAFE benchmark.

GMO currently provides investment advisory services to certain other mutual funds with investment objectives similar to that of the Fund:
Mutual Fund	Assets Under Management	Annual Management Fees

Calvert World Values	$183,870,000	0.45% of the average daily net assets up to and including
International Equity Fund		$250 million; 0.425% of the average daily net assets
		over $250 million and up to and including $500 million;
		And 0.400% of such average daily net assets in excess
		of $500 million

GMO International	$47,083,619	0.40% of average daily net assets
Disciplined Equity Fund

GMO International	$1,314,407,497	0.54% of average daily net assets
Intrinsic Value Fund

With respect to these other mutual funds, GMO has not waived, reduced, or otherwise agreed to reduce its compensation under the applicable investment management contracts.

GMO's principal business address is 40 Rowes Wharf, Boston, MA 02110, and its executive officers are as follows:
Name and Title With GMO	Principal Occupation	Name and Title With GMO	Principal Occupation

Robert Jeremy Goltho	GMO Board Member;	Ann Mari Spruill,	Management
Grantham, Member	Member/Owner	Member	Committee;
Member/Owner
Richard Arthur Mayo,	GMO Board Member;
Capital Member	Capital Member/Owner	Thomas Franklin	Investment Director;
		Cooper, Member	Member/Owner
Eyk Alexander De Mol	GMO Board Member;
Van Oterloo, Member	Member/Owner	Jui Lian Lai,	Investment Director;
		Member	Member/Owner
John William	Chairman, GMO Board;
Rosenblum, Member	Member/Owner	William Raymond	General Counsel;
		Royer, General Counsel	Member/Owner
Christopher Darnell,	GMO Board Member;	and Member
Member	Member/Owner
		Benjamin Louis Inker,	Management
Jon Lewis Hagler,	GMO Board Member;	Member	Committee;
Member	Member/Owner		Member/Owner
Paul Woolley,	GMO Board Member;	Anthony William Ryan,	Management
Member	Member/Owner	Member and Director	Committee;
		of Marketing/Client	Member/Owner
Scott Evan Eston,	Chairman, Management	Services
Member	Committee;
	Member/Owner	Julie L. Perniola,	Compliance Officer
Compliance Officer

Name and Title With GMO	Principal Occupation	Name and Title With GMO	Principal Occupation

Forrest Carlson	Management	Kirk Ott,	Portfolio Manager
Berkley, Member	Committee;	Member
Member/Owner
		Robert M. Soucy,	Portfolio Manager
Arjun Bhagwan	Management	Member
Divecha, Member	Committee;
	Member/Owner	Richard E. Dahlberg,	Portfolio Manager
Portfolio Manager
William Lloyd	Management
Nemerever, Member	Committee;	Edmond G. Choi,	Portfolio Manager
	Member/Owner	Portfolio Manager

The Fund's investment objective and policies have not changed as a result of the change in subadvisor. The Fund seeks to provide a high total return consistent with reasonable risk by investing primarily in a diversified portfolio for equity securities. The primary difference between GMO and Aberdeen is that the former manager used a top-down approach to portfolio construction, emphasizing country allocations based on global economic outlook and political climate. GMO's approach emphasizes bottom-up stock analysis and portfolio construction. In addition to hands-on, traditional fundamental analysis, GMO uses three distinct analytical models for constructing portfolios.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and GMO contains the same material terms as governed the Advisor's arrangement with Aberdeen. GMO's fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, GMO receives a fee, payable monthly, of 0.45% of the average daily assets up to and including $250 million; 0.425% of the average daily net assets over $250 million and up to and including $500 million; and 0.400% of such average daily net assets in excess of $500 million.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling (800) 368-2745.